Exhibit 5.4 to Form F-3

June 10, 2022

Thomson Reuters Corporation

333 Bay Street, Suite 300

Toronto, Ontario M5H 2R2, Canada

TR Finance LLC

610 Opperman Drive

Eagan, Minnesota 55123

West Publishing Corporation

610 Opperman Drive

Eagan, Minnesota 55123

RE: Registration Statement on Forms F-10 and F-3

Ladies and Gentlemen:

We have acted as special counsel to West Publishing Corporation, a Minnesota corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Forms F-10 and F-3 (the “Registration Statement”) by Thomson Reuters Corporation, a corporation organized under the laws of Ontario (“TRC”), TR Finance LLC, a Delaware limited liability company (“TRF”), Thomson Reuters Applications Inc., a Delaware corporation (“TRA”), Thomson Reuters (Tax & Accounting) Inc. (“TRTA”), a Texas corporation, and the Company (together with TRA and TRTA, the “Subsidiary Guarantors”). We have been informed that the Registration Statement relates to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) debt securities to be issued by TRC (the “TRC Debt Securities”), (ii) debt securities to be issued by TRF (the “TRF Debt Securities,” and, together with the TRC Debt Securities, the “Debt Securities”), and (iii) guarantees of the TRF Debt Securities by the Company (the “Guarantee”) and the other Subsidiary Guarantors as provided for in the Indenture. The TRF Debt Securities will be issued pursuant to an indenture to be entered into in connection with the issuance of Debt Securities thereunder, and a form of which is referenced as an exhibit to the Registration Statement (the “Indenture”), among TRF, TRC, and the Subsidiary Guarantors, Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada, as Canadian trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as U.S. trustee.

We are members of the Bar of the State of Minnesota, and we have not considered, and do not express any opinion as to, the laws of any jurisdiction other than the State of Minnesota, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. Without limiting the generality of the foregoing limitations (and without expanding in any way any of the opinions that are set forth in this letter), we express no opinion regarding the legality, validity, binding effect or enforceability of the Guarantees, any of the Debt Securities, or any other agreement or document.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation of the Company, as amended to date as in effect on the date hereof (the “Articles”), (ii) the bylaws of the Company, as amended to date and as in effect on the date hereof (the “Bylaws,” and, together with the Articles, the “Governing Documents”), (iii) the Indenture, (iv) a Certificate of Good Standing, dated June 9, 2022, issued by the Office of the Minnesota Secretary of State in relation to the Company (the “Certificate of Good Standing”); and (v) resolutions of the Board of Directors of the Company related to the Indenture. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	The Company is a corporation formed under the laws of the State of Minnesota, is registered to do business as a corporation and is in good standing under the laws of the State of Minnesota.

2.

The Company has the necessary corporate power and authority under the laws of the State of Minnesota to execute, deliver and perform the Indenture and has taken all corporate action necessary to execute and deliver the Indenture and to perform its obligations thereunder.

3.	The execution and delivery by the Company of the Indenture do not:

a.	violate the Governing Documents of the Company, or

b.	the Minnesota Business Corporations Act.

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations, conditions and exclusions:

1.	We express no opinion as to any agreement other than the Indenture. With respect to the Indenture, including the Guarantee contained therein, we express no opinion as to enforceability.

2.	In rendering the opinions set forth in Paragraph 1 above, we have relied solely upon the Certificate of Good Standing.

3.

We have assumed that the Company currently is, and at the time of entering into the Indenture and at the time of the issuance of any Guarantee will be, a direct or indirect wholly-owned subsidiary of TRF and will receive adequate and sufficient consideration therefor.

This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

This opinion has been prepared solely in connection with the transmitting for filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, or used for any other purpose, without our prior written consent.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the reference to us as local counsel under the heading “Legal Matters” in the base prospectus to be filed in relation to the Indenture. In addition, we consent to Torys LLP’s reliance as to matters of Minnesota law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Guarantee, but only to the extent of the opinions specifically set forth herein. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

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Very truly yours,

/s/ FREDRIKSON & BYRON, P.A.

/s/ Andrew Nick
By:	Andrew Nick
Its:	Vice President